                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                            FILED PURSUANT TO 13d-2
                              (Amendment No. 1) (1)

                          THERAPEUTIC ANTIBODIES INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   88337M100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                11 FEBRUARY 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1(b)
                               [X] Rule 13d-1(c)
                               [ ] Rule 13d-1(d)


---------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                  Forms

CUSIP No. 88337M100           13G                           Page 2 of 5 Pages

-----------------------------------------------------------------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     REPUBLIC OF SINGAPORE
-----------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) / /
                                                                      (b) /X/
-----------------------------------------------------------------------------
3.   SEC USE ONLY


-----------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     SINGAPORE
-----------------------------------------------------------------------------
                    5.   SOLE VOTING POWER
    NUMBER OF
     SHARES              1,068,634
  BENEFICIALLY     ----------------------------------------------------------
    OWNED BY        6.   SHARED VOTING POWER
      EACH
    REPORTING            NOT APPLICABLE
     PERSON        ----------------------------------------------------------
      WITH          7.   SOLE DISPOSITIVE POWER

                         1,068,634
                   ----------------------------------------------------------
                    8.   SHARED DISPOSITIVE POWER

                         NOT APPLICABLE
-----------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,068,634
-----------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*                                                      / /

-----------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.05%
-----------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     OTHER
-----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer

     Therapeutic Antibodies Inc

Item 1(b). Address of Issuers' Principal Executive Offices

     1207 17th Avenue South
     Suite 103 Nashville, TN37212
     United States

Item 2(a). Name of Person Filing

     Republic of Singapore

Item 2(b). Address of Principal Business Office

     c/o          Government of Singapore Investment Corporation
                    Pte Ltd
                  250 North Bridge Road
                  #38-00 Raffles City Tower
                  Singapore 179101

Item 2(c). Citizenship

     Singapore

Item 2(d). Title of Class of Securities

     Common Stock

Item 2(e). CUSIP Number

     88337M100

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a

     N.A.

If this statement is filed pursuant to Rule 13d-1(c), check this box.      [x]

Item 4. Ownership

       (a) Amount Beneficially owned:1,068,634
       (b) Percent of class: 2.05%
       (c) Number of shares as to which such person has:
           (i)    Sole power to vote to direct the vote -- 1,068,634
           (ii)   Shared power to vote or to direct the vote -- Not applicable
           (iii) Sole power to dispose or to direct the disposition of -- 1,068,634
           (iv) Shared power to dispose or to direct the disposition of -- Not applicable

Item 5. Ownership to Five Percent or Less of a Class

        If the statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]:

        Instruction: Dissolution of a group requires a response to this item.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

               Not Applicable

Item 8. Identification and Classification of Members of the Group

               Not Applicable

Item 9. Notice of Dissolution of Group

               Not Applicable

Item 10. Certification

               Not Applicable






Material to be filed as an Exhibit:

1. Power of Attorney of Government Of Singapore, dated March 5, 1998 (incorporated by reference to Exhibit No. 1 to Schedule 13G, dated March 23, 1998, filed by the Government of Singapore regarding SPDR Trust Series 1).

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


11 FEB 1999                            Republic of Singapore
-----------                            By Government of Singapore Investment
   Date                                Corporation Pte Ltd, its attorney-in-fact



                                       by /s/ Seah Wan Hoon
                                          -----------------------------
                                            Seah Wan Hoon
                                            Senior Accountant